CONTRACT OF EMPLOYMENT

BETWEEN:

MACH Sàrl, having its registered office in L-5326 Contern, 15, Rue Edmond Reuter, a wholly owned subsidiary of Syniverse Holdings, Inc., a Delaware Corporation

hereinafter the “Employer”

AND:

Morten Brogger, residing in L-2335 Luxembourg, 27, Rue N-S Pierret hereinafter the “Employee”

together the “Parties”

IT IS AGREED AS FOLLOWS:

ARTICLE 1: DURATION OF THE CONTRACT/ TYPE OF CONTRACT

The present employment contract (“the Contract) is concluded for an indefinite period and will enter into force on July 1, 2013. It is concluded on a full-time basis.

ARTICLE 2: SENIORITY

Parties recognize the Employee’s seniority as of November 8, 2006.

ARTICLE 3: FUNCTIONS- JOB DESCRIPTION

3.1. The Employee is hired as a “Chief Sales Officer”.

The Employee’s functions will include responsibility for leading global Sales teams to:

•	Expand customers globally with significant year over year new sales and revenue growth in Europe, Middle East, Africa, Asia, and India;

•	Deliver on Company revenue, growth, and EBITDA objectives worldwide;

•	Maintain and grow new business and revenue from existing customers;

•	Drive improvement in customer satisfaction and employee engagement;

•	Actively participate as a senior leader in creating and delivering the strategic direction of the Company; and

•	Actively participate in and support the Syniverse/former MACH integration plan successfully delivering on the objectives in a timely manner.

3.2. The Employer shall have the right to assign the Employee other activities that can reasonably be expected from the Employee and that are in accordance with the Employee’s knowledge, abilities and performance to the extent that this should be required for business reasons.

3.3. The modification of one or several elements of the Employee’s position, taking into account the professional and personal abilities of the Employee and the requirements of the Employer, may in no event be regarded as an amendment to an essential element of the Contract.

3.4. The Employee will carry out his duties for the best of the Employer and according to the Employer’s interests.

ARTICLE 4: POWERS OF THE EMPLOYER

4.1. The Employee shall execute totally and in good faith every instruction and directive of the Employer.

4.2. The Employee shall report to the CEO, or to any other person appointed by the Employer.

ARTICLE 5: PLACE OF EMPLOYMENT

5.1. The Employee’s principal place of work will be in the Grand Duchy of Luxembourg,
15 rue Edmond Reuter L-5326 Contern.

5.2. The Employee will make all the trips that appear to be necessary for the performance of the Contract. The Employee shall undertake such travel as the Employer deems necessary or desirable for the proper performance of his duties or for his training. Such travel, if previously agreed by the Employer, shall be at the Employer’s expenses, within the limits of the Employer’s guidelines.

5.3. The Employer shall have the right to change the location of the workplace according to the needs of the Employer and the Employee expressly agrees that the place of employment shall not be regarded as an essential element of the Contract.

ARTICLE 6: WORKING HOURS

6.1. The Employee shall work full-time forty (40) hours a week as follows:
Normal working hours are from 9 a.m. to 6 p.m., from Monday to Friday. Lunch break is one (1) hour.

6.2. The Employer shall have the right to change the working hours according to the needs of the Employer and it is expressly agreed by the Employee that the working hours shall not be regarded as an essential element of the Contract.

6.3. It is expressly agreed that the Employee is a senior executive within the meaning of Article L. 211-27(5) of the Labour Code, and is, as a consequence, not subject to the restrictions relating to overtime work nor entitled to overtime compensation in accordance with Article L. 211-3 paragraph 6 of the Labour Code. The Employee undertakes to apply his full working capacity and all his knowledge and skills in the service of the Employer.

ARTICLE 7: PERFORMANCE

7.1. The Employee agrees to devote all of his time and energy to the business of the Employer and shall act at all times in accordance with instructions received from the Employer and for the exclusive benefit of the Employer. During the term of his engagement, the Employee shall not undertake any other employment or engagement outside the Employer, except as otherwise explicitly agreed in writing between the Parties. It is furthermore agreed that the Employee must not during his employment, directly or indirectly, engage in any business activities in direct or indirect competition with the Employer, including the holding of shares or participation in any business enterprises or companies conflicting with the Employer’s interests, without the prior written consent of the Employer’s Board of Directors.

7.2. For the duration of the employment, the Employee shall not, without the written consent of the Employer in each single case, be entitled to hold any other employment, occupation or office, provided, however, that the Employee shall be entitled to accept up to 2 positions as board member of other companies than the Employer upon approval of the Employer, such approval not to be unreasonably withheld.

7.3. The Employee shall not accept any political or social mandates or appointments without the prior written authorization of the Employer.

ARTICLE 8: REMUNERATION

8.1. As compensation for the full and faithful performance of the services to be rendered by the Employee to the Employer, the Employer shall pay to the Employee a gross monthly salary of €29,166.67 euros per month paid over 12 equal installments (index 756,27.)

8.2. The Employee’s remuneration shall be payable monthly in arrears no later than the end of each calendar month after deduction of social security contributions and all applicable withholding tax on salaries and other mandatory charges (if any), onto the bank account indicated by the Employee.

8.3. It is expressly agreed that any additional bonus, premium, grant of stock or stock options or payment of any nature not arising from any legal regulation, granted to the Employee, shall be deemed to be a gift, whatever their frequency and their amount and may therefore not be considered as a vested right to the benefit of the Employee.

ARTICLE 9: CAR

The Employee shall continue to be entitled to a company car, respectively a car allowance, up to a leasing amount of EUR 1,000.- per month until the end of the leasing period, after which the Employee shall be entitled to the car allowance.

ARTICLE 10: BUSINESS EXPENSES

The Employer shall reimburse the Employee all reasonable business expenses properly incurred in the service of the Employer upon presentation of receipts or other appropriate evidence in accordance with the rules and directions applicable thereto.

ARTICLE 11: ANNUAL INCENTIVE PLAN

11.1. The employee will be eligible to participate in the Syniverse Annual Incentive Plan (AIP) with a target annual bonus of 70% of base salary contingent on achievement with respect to any calendar year of performance objectives as approved by the Syniverse Board Compensation Committee. Eligibility and any payments made under this Plan will be governed solely under the terms of the Plan and applicable Company policy as may vary from time to time. The payment of any bonus or additional compensation, even if it is made repeatedly or regularly, irrespective of its amount, is payable entirely at the Company’s discretion and is not a contractual entitlement.

11.2. The Employee acknowledges that the Employer has the right to unilaterally amend or cease to apply the Incentive plan on a discretionary basis and that no acquired rights might be created to his benefits.

ARTICLE 12: STOCK OPTIONS PROGRAMME

The Employee shall be eligible to participate in the Long Term Incentive Plan subject to the approval of the Syniverse Board Compensation Committee. The Employee’s participation and the conditions applying to such participation shall be regulated into an “Employee Stock Option Agreement” and into a “Management Stockholders Agreement” that the Employee shall be required to sign and abide by.

ARTICLE 13: ANNUAL HOLIDAY

13.1. The Employee is entitled to 30 paid working days holiday per calendar year, to be taken at such time or times as may be approved by the Employer or such person(s) as the Employer shall designate from time to time.

13.2 Accrued holiday rights must be taken during the reference period ranging from January to December of any given year. In case the Employee has not been able to use their entire yearly holiday entitlement, they will be able to carry forward a maximum of 5 days to be used at a maximum before the end of the first quarter of the following year.

13.3. If the employment terminates during the course of a calendar year, the Employee will be entitled to one twelfth of the annual holiday not yet taken for each full month worked, which can be paid by the Employer or granted as days off before the termination of the Contract.

13.4. The Employee will also be eligible for leave on Luxembourg public holidays.

ARTICLE 14: DISABILITY FOR WORK

14.1. In the case of disability for work on account of illness and/or accident, and extended duration of this disability, the Employee must immediately inform the Employer of the reason for his absence the same day. The Employee is required to provide the Employer at the latest at the end of the third day of disability for work, with a medical certificate in which the beginning and the expected duration of disability is stated.

14.2. If the duration of the disability for work lasts longer than the period initially stated in the certificate, the same procedure as above-mentioned must be followed.

14.5. Upon request of the Employer, the Employee shall agree to a medical counter-examination by a doctor duly authorised to practice medicine in Luxembourg to be appointed by the Employee from a list of three persons proposed by the Employer.

ARTICLE 15: TERMINATION OF THE EMPLOYMENT CONTRACT

15.1. Other than in the case of gross misconduct or wrongdoing of the Employee, the Contract may be terminated by the Employer with a notice period of 6 months.

15.2. Other than in case of gross misconduct or wrongdoing of the Employer, the Contract may be terminated by the Employee with a notice period of 6 months.

ARTICLE 16. CONFIDENTIAL INFORMATION

16.1. The Employee shall keep secret and shall not at any time whether during this employment following the termination thereof for whatever reason use for his own and/or any other person’s advantage or disclose to any third party any information about the internal matters of the Employer, its parent company or other group companies, including especially in relation to the financial situation, business activities, customers and employees, in so far as such information is confidential or a business secret.

16.2. The Employee shall promptly communicate to the Employer all ideas, inventions, modifications, improvements, processes, formulae, materials, know-how, designs, models, prototypes, trademarks, sketches, drawings, plans and other matters (intellectual property) (whether or not capable of protection by any contractual, statutory or other form of protection of intellectual property) which at any time during the term of the Employee’s employment the Employee alone or jointly with others may devise or discover in the course of the Employee’s performance for the Employer of his duties. Such intellectual property rights, including all rights deriving from such intellectual property rights, shall belong to the Employer without payment of consideration.

16.3. The Employee undertakes to sign such statements and permits as are required by the Employer for the purpose of transferring, registering or obtaining the above rights in the name of the Employer.

16.4. Upon termination of his employment for whatever reason, the Employee shall return to the Employer all material, reports, manuals, correspondence, files, customer lists and other material belonging to the Employer.

16.5. The Employee shall not be entitled to exercise a retention right or lien on such materials.

ARTICLE 17. E-MAIL AND INTERNET

The Employee agrees that the Employer, if deemed necessary by the Employer, for the sake of the operation or security, may monitor and read the Employee’s e-mails and Internet use, including checking that the Employer’s E-mail and Internet Policy is being observed. The Employee’s consent further includes private e-mails, even if they are marked “private” or “confidential” or otherwise indicate that the content of the e-mail is private but only to the extent it is necessary to check that the e-mails are not Company-related. If and when the Employer learns that the content of an e-mail is strictly private, the Employer shall immediately refrain from further reading and monitoring of the e-mail.

ARTICLE 18: INTELLECTUAL PROPERTY RIGHTS

The Employer shall have title to all inventions, know-how, improvements, copyrighted works, software, development of new systems and products, etc.., brought into existence by the Employee as a result of or as part of his employment with the Employer, irrespective of the medium in which they exist. Unless otherwise prescribed by mandatory rules of law, the Employee shall not be entitled to separate consideration for this, as allowance was made for this when the Employee’s salary was fixed.

ARTICLE 19: RETURN OF MATERIAL AND EFFECTS

19.1. In the event that the Employee is released or suspended from his duties, the Employee shall upon the Employer’s request immediately return all material and effects belonging to the Employer, including keys / key card, mobile devices, computer, Company credit card, Employer car etc.

19.2. Upon termination of the employment, the Employee shall return all material and all effects belonging to the Employer. The Employee is not entitled to exercise any lien on such material or effects, not even if the Employee has a claim against the Employer.

ARTICLE 20: NON-COMPETITION

20.1. For a period of 12 months from the termination date (the non-compete period) the Employee shall adhere to the non-competition and non-solicitation clauses as defined below:

20.2. For a period of one year after the termination of employment with the Company for any reason, the Employee shall not solicit, induce, attempt to hire, or hire any employee of the Company or any Affiliate (or any other person who may have been employed by the company or any Affiliate during the term of his employment with the Company), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company or any Affiliate.

20.3. For a period of one year after the termination of employment with the Company for any reason, the Employee shall not conduct or actively propose to conduct business, directly or indirectly, or own, manage, control, participate in, consult with, be employed by or in any manner engage in any business competing with the business of the Company or any Affiliate.

20.4. Breach of this non-competition clause may be refuted by means of preliminary injunction without collateral security, and breach entails liability in damages to be paid to the Employer. In addition to compensation for substantiated loss, the Employee is obliged to pay an agreed penalty in the amount of 12,000 EUR for every breach. Payment of the agreed penalty or compensation does not annul the non-competition clause.

20.5. For the purpose of this non-competition clause, “termination” is construed as the date until which the Employee receives salary from the Employer notwithstanding if the Employee is released from his duties at an earlier date.

20.6. During the non-compete period, the Employee undertakes to inform the Employer of any relevant business activity.

20.7. The Employer may terminate this non-competition clause with one month’s notice to expire at the end of a month.

ARTICLE 21: DATA PROTECTION

21.1. Further to the provisions of the law of 2 August 2002 on the Protection of Persons with regard to the Processing of Personal Data, the Employee acknowledges that the Employer records personal data of the Employee. The Employee authorises the Employer to process such data for the purpose of the administration of this Contract and to allow the Employer to comply with its legal obligations in particular as regards payroll administration and social security deductions. The Employee authorizes the Employer to transfer any such nominal data to its duly appointed payroll administrator. Any personal data of the Employee will be stored for the time required by applicable laws and regulations.

21.2. The Employer is the data controller. Upon written request, the Employee will be given the right to access his personal data stored by the Employer and to update and correct any data which is inaccurate.

ARTICLE 22: APPLICABLE LAW- JURISDICTION- GENERAL PROVISIONS

22.1. The Contract shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. Matters not expressly provided for in the Contract, shall be governed by applicable Luxembourg laws and regulations, and especially by the Labour Code.

22.2. Any dispute arising out of the existence, performance, the interpretation or the termination of the Contract shall be submitted to the exclusive jurisdiction of the courts of Luxembourg, unless the Employee’s principal place of work is not Luxembourg, in which case jurisdiction shall lie with such principal place of work.

22.3. The Contract replaces and supersedes any previous employment contracts or contractual arrangement between the Parties, which are deemed null and void upon the execution of the Contract.

/s/ Leigh Hennen                    /s/ Morten Brogger
Employer                         Employee

_____________________
Employer